SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Goody’s Family Clothing, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GOODY’S FAMILY CLOTHING, INC.
400 Goody’s Lane
Knoxville, Tennessee 37922
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of Goody’s Family Clothing, Inc.:
      We are pleased to invite you to attend our 2005 annual meeting of shareholders for the following purposes:

1.	To elect two directors to serve for terms of three years;

2.	To approve the Goody’s Family Clothing, Inc. 2005 Stock Incentive Plan; and

3.	To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.
      In addition to the specific matters to be acted upon at the meeting as described in detail in the accompanying Proxy Statement, there will be a review of fiscal 2004, a report on the progress of the Company and an opportunity for shareholders to ask management questions of general interest during the meeting.
      Only shareholders of record at the close of business on April 25, 2005 are entitled to receive notice of and to vote at the meeting.
WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE EITHER RETURN
THE ENCLOSED PROXY CARD OR VOTE THROUGH THE TELEPHONE OR
INTERNET VOTING PROCEDURES DESCRIBED ON YOUR PROXY CARD TO
ENSURE YOUR SHARES ARE VOTED AT THE MEETING. YOUR VOTE IS
IMPORTANT, WHETHER YOU OWN A FEW SHARES OR MANY.

By Order of the Board of Directors,

Robert M. Goodfriend
Chairman of the Board and
Chief Executive Officer
Knoxville, Tennessee
May 17, 2005
      This Proxy Statement and the enclosed proxy card are being mailed on or about May 17, 2005 to the shareholders of record of the Company at the close of business on April 25, 2005. The Company’s 2004 Annual Report, which includes its consolidated financial statements and is not part of the proxy solicitation material, is being mailed with this Proxy Statement.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN FISCAL 2004
AGGREGATED OPTION EXERCISES IN FISCAL 2004 AND FISCAL YEAR-END OPTION VALUES
EQUITY COMPENSATION PLAN INFORMATION
Item 2 -- Adoption of the 2005 Stock Incentive Plan
Item 3 -- Other Matters
APPENDIX A

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
General
      This Proxy Statement is furnished by and on behalf of the Board of Directors (the “Board”) of Goody’s Family Clothing, Inc. (the “Company”) in connection with the solicitation of proxies for use at the 2005 annual meeting of Shareholders (individually, a “Shareholder” and collectively, the “Shareholders”) of the Company, or at any and all adjournment(s) or postponement(s) thereof (the “Annual Meeting”). A copy of the notice of the Annual Meeting accompanies this Proxy Statement.
Date, time and place of the Annual Meeting

Date: June 15, 2005
Time: 10:00 a.m. EDT
Place: 400 Goody’s Lane, Knoxville, Tennessee
Shares entitled to vote
      There are 32,969,269 shares of common stock, no par value, of the Company (the “Common Stock”) entitled to notice of and to vote at the Annual Meeting, and each such share entitles its holder to one vote. April 25, 2005 has been fixed as the record date (the “Record Date”) for the determination of the Shareholders entitled to receive notice of and to vote at the Annual Meeting. Accordingly, only holders of Common Stock of record at the close of business on that day will be entitled to notice of and to vote at the Annual Meeting.
Voting your proxy
      Whether or not you plan to attend the Annual Meeting, we urge you to follow the instructions on the enclosed proxy card to cast your vote as promptly as possible. Casting your vote prior to the meeting will not affect your right to attend the Annual Meeting and change your vote. The enclosed proxy card indicates the number of shares that you own. Voting instructions are included on your proxy card. If you properly cast your vote in accordance with the instructions noted on your proxy card, one of the individuals named on your proxy card will vote your shares as you have directed. If you sign the proxy card and return it by mail in the enclosed envelope but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares as follows:

•	“FOR” the election of the two nominees for director as described beginning on page 2; and

•	“FOR” the approval of the Goody’s Family Clothing, Inc. 2005 Stock Incentive Plan (the “2005 Plan”) as described beginning on page 19.
      If any other matter is presented at the Annual Meeting, your proxy will vote in accordance with the Board’s recommendation. At the time this Proxy Statement was mailed to the Shareholders, the Company knew of no other matters to be acted on at the Annual Meeting.
Revoking your proxy
      You may revoke your proxy at any time before it is exercised by:

•	sending in another signed proxy card with a later date;

•	casting your vote again by telephone or through the internet;

•	notifying the Company’s Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	voting in person at the Annual Meeting.

Voting in person
      If you plan to attend the Annual Meeting and vote in person, you will be provided with a ballot after you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring photo identification and an account statement or a letter from the nominee indicating that you were the beneficial owner of the shares on the Record Date.
Quorum requirements
      A quorum of Shareholders is necessary to hold a meeting of the Shareholders. The presence, in person or by proxy, at the Annual Meeting of the holders of a majority of all the shares of Common Stock entitled to notice of and to vote at the Annual Meeting constitutes a quorum to act upon the proposed business. Shares as to which authority to vote is withheld, abstentions and broker “non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no such instruction is given.
Vote necessary to approve proposals
      Directors are elected by the affirmative vote, in person or by proxy, of a plurality of the shares entitled to vote in any election at a meeting at which a quorum is present. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than another person or persons, if any, nominated for the same seat on the Board. Accordingly, votes withheld from director nominees, abstentions and broker non-votes will not be included in vote totals and will not be considered in determining the outcome of the vote.
      Approval and adoption of the 2005 Plan and approval of any other matter that may properly come before the Annual Meeting requires the affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, at the Annual Meeting and entitled to vote thereon (assuming the presence of a quorum at the Annual Meeting). Abstentions and broker non-votes will be counted as votes against approval.
Fiscal Year
      The terms “fiscal 2000,” “fiscal 2001,” “fiscal 2002,” “fiscal 2003,” “fiscal 2004” and “fiscal 2005” as used herein refer to the Company’s fiscal years ended February 3, 2001, February 2, 2002, February 1, 2003, January 31, 2004, January 29, 2005 and the Company’s fiscal year ending January 28, 2006, respectively.

Item 1 —	Election of Directors
Board of Directors
      The Board is divided into three classes of directors with each class holding office for a staggered three-year term. The term of the Class I Directors, Irwin L. Lowenstein and Cheryl L. Turnbull, will expire at the Annual Meeting. Mr. Lowenstein and Ms. Turnbull are nominees for election at the Annual Meeting as Class I Directors to serve until the 2008 annual meeting of Shareholders (or until the earlier election and qualification of their successors). The Company’s Bylaws (the “Bylaws”) provide that any vacancy in the Board created by the death, resignation or removal of a director shall be filled by the affirmative vote of a majority of the remaining directors then in office, though less than a quorum, for a term of office until the next annual meeting of Shareholders. The Bylaws further provide that the Company shall have at least five and no more than ten directors, with the Board to determine the exact number from time to time.
      Since the Board has only nominated two persons for election as Class I Directors and has fixed the number of Class I Directors at two directors, the Shareholders cannot vote for a greater number of persons than the nominees named herein. The election of the Class I Directors requires the presence, in person or by proxy, of the holders of a majority of all the shares of Common Stock entitled to notice of and to vote at the Annual Meeting. The Class I Directors are elected by the affirmative vote, in person or by proxy, of a plurality of the shares entitled to vote at the Annual Meeting. The Company’s principal Shareholder, Mr. Robert M.

Goodfriend, owns approximately 39.8% of the outstanding shares of Common Stock and has indicated his intention to vote his shares in favor of the election as Class I Directors of the nominees listed below.
      In the event the nominees listed below refuse or are unable to serve as directors (which is not now anticipated), the persons named as proxies in the enclosed proxy card reserve full discretion to vote for such other person as may be nominated.
Biographies of Director Nominees, Directors and Executive Officers
      The following table sets forth biographical data for the last five years for each nominee for director, for each director and for each executive officer of the Company (based upon information supplied by him or her to the Company) and such person’s length of service as a director and/or executive officer of the Company.
Class I Directors — Nominees for Election at the Annual Meeting for a Term Expiring at the 2008 Annual Meeting

				Executive
		Position(s) With the Company, Principal	Director	Officer
Name	Age	Occupation and Business Experience	Since	Since

Irwin L. Lowenstein	69	Director of The Powell Company, Inc. (a privately-held furniture manufacturer) since February 1999 and Chairman from November 2000 to December 2003. Director of Schnadig Corp. (a privately-held furniture manufacturer) since March 2001. Previously served as Executive Vice President of Rhodes/Heilig-Meyers Company (a publicly-held specialty furniture retailer) from February 1997 to February 2000.	1996	—
Cheryl L. Turnbull	44	Special Limited Partner of Phronesis Partners, LP (a privately-held investment firm) since January 2005. Previously served as a private investor from November 2003 to December 2004; Managing Director of Banc One Mezzanine Corp. (a merchant bank) from June 1999 to November 2003.	1995	—
Your Board recommends a vote FOR the election
of the above nominees as Class I Directors.

Class II Director — Term Expiring at the 2006 Annual Meeting

				Executive
		Position(s) With the Company, Principal	Director	Officer
Name	Age	Occupation and Business Experience	Since	Since

Samuel J. Furrow	63	Chairman of: Furrow Auction Company (a real estate and equipment sales company) since April 1968, and Innovo Group, Inc. (a publicly-held manufacturer and supplier of sports bags and apparel) since October 1998. Director of: Southeastern Advertising, Inc. (an advertising agency) since April 1968, and Innovo Group, Inc. since April 1998. Member of the Advisory Board of AmSouth Bank since September 1993. Owner of the following automobile dealerships: Mercedes Benz of Knoxville since December 1980; Land Rover of Knoxville since July 1997; Land Rover of Chattanooga since December 1999; and Jaguar of Chattanooga since January 2003. Previously served as Chairman of Furrow-Justice Machinery Corporation (a six branch industrial and construction equipment dealer) from September 1983 to March 2001.	1995	—
Class III Directors — Term Expiring at the 2007 Annual Meeting

				Executive
		Position(s) With the Company, Principal	Director	Officer
Name	Age	Occupation and Business Experience	Since	Since

Robert M. Goodfriend	55	Chairman of the Board of Directors and Chief Executive Officer of the Company.	1973	1977
Robert F. Koppel	58	President of East Tennessee Children’s Hospital since August 1976.	1995	—
Executive Officers (in addition to Mr. Goodfriend)

			Executive
		Position(s) With the Company, Principal	Officer
Name	Age	Occupation and Business Experience	Since

Frederick J. Mershad	62	President and Chief Merchandising Officer of the Company since January 2005. Previously served as the principal of a retail consulting and executive search firm from January 2004 to December 2004; Executive in Residence for the School of Business, MBA program at The University of Dayton from April 2002 to December 2003; Chairman, President and Chief Executive Officer of Elder-Beerman Stores Corp. (a publicly-held retail department store chain) from June 2000 to December 2001, and Chairman and Chief Executive Officer from January 1998 to June 2000.	2005
Edward R. Carlin	64	Executive Vice President, Chief Financial Officer of the Company since July 1994, and Secretary of the Company since February 1995.	1994

			Executive
		Position(s) With the Company, Principal	Officer
Name	Age	Occupation and Business Experience	Since

Max W. Jones	50	Executive Vice President, Merchandising of the Company since July 2000. Previously served as President and Chief Executive Officer of Herberger’s Department Store, Inc. (a division of a publicly-held retail department store chain) from December 1997 to July 2000.	2000
Carmen Monaco	58	Executive Vice President, Chief Marketing Officer of the Company since February 2004. Previously served as Vice President, Marketing of Charming Shoppes, Inc. (a publicly-held retail company) from May 1997 to January 2004.	2004
David R. Mullins	53	Executive Vice President, Stores of the Company since December 1996.	1980
Robert S. Gobrecht	58	Senior Vice President, Assistant to the Chairman of the Company since January 2003. Previously served as Vice President and Assistant to the Chairman of the Company from May 2002 to January 2003, and Vice President and Merchandising Coordinator of the Company from January 1997 to May 2002.	2003
Bruce E. Halverson	50	Senior Vice President, Planning and Allocation of the Company since January 1998.	1998
Regis J. Hebbeler	53	Senior Vice President, General Counsel of the Company since February 2004. Previously served as Vice President, General Counsel of the Company from May 1995 to February 2004.	1995
Devin L. Keil	44	Senior Vice President, Real Estate of the Company since July 2004. Previously served as Senior Vice President, Development of RTM Restaurant Group (a privately-held company that operates and franchises restaurants) from February 2000 to May 2004.	2004
Hazel A. Moxim	55	Senior Vice President, Human Resources of the Company since January 2003. Previously served as Vice President of Human Resources of the Company from March 1997 to January 2003.	2003
David G. Peek	44	Senior Vice President and Chief Accounting Officer of the Company since January 2001. Previously served as Vice President, Corporate Controller and Chief Accounting Officer of the Company from June 1997 to January 2001.	1996
Jay D. Scussel	61	Senior Vice President, Management Information Systems of the Company since January 1998.	1998
Bobby Whaley	60	Senior Vice President, Distribution, Transportation and Logistics of the Company since January 1998.	1998
Independence, Meetings and Committees of the Board
      The Board has determined that, with the exception of Mr. Goodfriend, all of the members of the Board are independent as defined in the Nasdaq Stock Market, Inc. (“NASDAQ”) listing standards. In addition, as required by NASDAQ, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The independent directors regularly have the opportunity to meet without Mr. Goodfriend in attendance, and they intend to meet without Mr. Goodfriend in attendance at least two times during fiscal 2005. During fiscal 2004, the independent directors met without Mr. Goodfriend in attendance on at least four occasions.
      During fiscal 2004, the Board met seven times and each director attended 75% or more of the aggregate number of meetings held by the Board and its committees on which he or she served. The Company encourages its directors to attend the Company’s annual meeting of Shareholders. All of the directors attended the annual meeting of Shareholders in 2004.
      The Audit Committee of the Board, which consists of Messrs. Furrow, Lowenstein and Koppel (Chair) and Ms. Turnbull, is primarily responsible for: (i) overseeing the integrity of the Company’s financial statements; (ii) overseeing the Company’s internal controls and procedures for finance, accounting, disclosure, and legal compliance; (iii) monitoring the performance of the Company’s internal audit department and the independence and performance of the Company’s independent auditors; and (iv) providing an avenue of communication between the independent auditors, management, employees, the internal audit department, and the Board. The Audit Committee has a charter that details its duties and responsibilities. Each of the members of the Audit Committee meets the independence requirements of applicable NASDAQ listing standards and applicable rules and regulations of the Securities and Exchange Commission (the “SEC”). The Board has determined that Ms. Turnbull is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. During fiscal 2004, the Audit Committee met seven times. A copy of the Audit Committee Charter is available to Shareholders on the Company’s website, www.goodysonline.com.
      The Compensation Committee of the Board, which consists of Messrs. Furrow, Koppel and Lowenstein and Ms. Turnbull (Chair), is responsible for reviewing the compensation, including fringe benefits, of the Chief Executive Officer and other executive officers and key management of the Company and for making recommendations thereof to the Board. The Compensation Committee is also responsible for the review and administration of the Company’s stock incentive plans, 401(k) retirement plan, employee payroll investment plan, and short-term incentive compensation plan. In carrying out such responsibilities, the Compensation Committee reviews the salaries, benefits, performance, and other incentive bonuses of key employees as well as the general terms and conditions of the other benefit plans. Each of the members of the Compensation Committee meets the independence requirements of applicable NASDAQ listing standards. During fiscal 2004, the Compensation Committee met eight times.
      The Nominating and Corporate Governance Committee of the Board, which consists of Messrs. Furrow (Chair), Koppel and Lowenstein and Ms. Turnbull is responsible for identifying and recommending to the Board suitable persons for election as directors of the Company, providing oversight of the corporate governance affairs of the Board and the Company and reviewing the Company’s corporate governance practices and policies on an annual basis. Each of the members of the Nominating and Corporate Governance Committee meets the independence requirements of the applicable NASDAQ listing standards. A copy of the Nominating and Corporate Governance Committee Charter is available to Shareholders on the Company’s website, www.goodysonline.com. The Nominating and Corporate Governance Committee met twice during fiscal 2004.
      The Nominating and Corporate Governance Committee will consider many factors when evaluating candidates for nomination to the Board, with the goal of fostering a Board comprised of directors with a variety of experience and backgrounds. Candidates are evaluated against certain criteria, including experience, skills and personal accomplishments, as well as other factors that are listed as an appendix to the Nominating and Corporate Governance Committee Charter, which is posted on the Company’s website, www.goodysonline.com.
      The Nominating and Corporate Governance Committee considers candidates for the Board from any source, including Shareholder recommendations. The Nominating and Corporate Governance Committee does not evaluate candidates differently based on who has made the proposal and does not have any specific minimum qualifications that must be met. However, the Nominating and Corporate Governance Committee does believe that all members of the Board should have the highest character and integrity and sufficient time to devote to Company matters. The Nominating and Corporate Governance Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms were used in fiscal 2004 and, accordingly, no fees have been paid to consultants or search firms.
      Shareholders may recommend candidates for consideration by the Nominating and Corporate Governance Committee by writing to the Company’s corporate Secretary at the Company’s headquarters in Knoxville, Tennessee, giving the candidate’s name, contact information, biographical data and qualifications. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director, should accompany any such recommendation. Shareholders who wish to recommend a candidate for consideration by the Nominating and Corporate Governance Committee must comply with the Company’s policy regarding Shareholder proposals. See “Shareholder Proposals for 2006 Annual Meeting” contained herein.
Communications with the Board
      The Company does not have formal procedures for Shareholder communication with the Board. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the Company’s corporate Secretary at the Company’s headquarters in Knoxville, Tennessee, with a request to forward the same to the intended recipient. In general, all Shareholder communication delivered to the Company’s corporate Secretary for forwarding to the Board or specified Board members will be forwarded in accordance with the Shareholder’s instructions. However, the corporate Secretary reserves the right to not forward to Board members any abusive, threatening or otherwise inappropriate materials.
Report of the Audit Committee
      The Audit Committee has met and held discussions with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm. The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for fiscal 2004 with management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”
      The Company’s independent registered public accounting firm also provided to the Audit Committee certain written communications and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee also discussed with the independent registered public accounting firm their independence from the Company and has considered whether the provision of non-audit services is compatible with maintaining their independence.
      Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended to the Board (and the Board approved) that the Company’s audited consolidated financial statements for fiscal 2004 be included in the Company’s Annual Report on Form 10-K for fiscal 2004 which was filed with the SEC on April 15, 2005.

AUDIT COMMITTEE

Robert F. Koppel (Chair)
Samuel J. Furrow
Irwin L. Lowenstein
Cheryl L. Turnbull

Directors’ Compensation
      Each non-employee director is entitled to receive the following compensation from the Company:

•	a monthly retainer of $1,500;

•	a fee of $2,000 for attendance at each meeting of the Board or any of its committees (provided, however, committee meetings that are held on the same days as Board meetings are not counted as separate meetings and provided further that directors are not compensated for their participation in brief informative telephonic meetings);

•	a fee of $2,000 for each eight hours of committee work outside of formal committee meetings that is considered equivalent to attendance at one committee meeting, thereby entitling such director to compensation; and

•	a fee of $4,000 per year for performing the duties of Committee Chairperson.
      In addition to receiving directors’ fees, all non-employee directors are reimbursed for expenses incurred in connection with their attendance at meetings of the Board or any of its committees.
      Non-employee directors are also entitled to receive, upon first becoming a director of the Company, formula grants of stock options to purchase 15,000 shares of Common Stock. At each subsequent annual meeting of Shareholders, formula grants of stock options to purchase 3,000 shares of Common Stock are also awarded to each non-employee director. These stock options are granted at an exercise price equal to the fair market value of a share of Common Stock on the date of grant and vest in 20% annual increments following the date of grant.
      Directors are currently eligible to receive additional grants of stock options under the Company’s Amended and Restated 1997 Stock Option Plan (the “1997 Plan”) at the discretion of the Compensation Committee, and if the 2005 Plan is approved by the Shareholders, such additional grants would be made under the 2005 Plan. The exercise price, term and vesting of any such stock options would be determined by the Compensation Committee at its discretion. There were 988,350 shares of Common Stock available for future issuance under the 1997 Plan as of April 25, 2005, of which 975,000 shares of Common Stock will be issuable under the 2005 Plan if it is approved by the Shareholders.
      Non-employee directors are permitted to irrevocably elect and receive (in lieu of cash for the director’s fees otherwise earned by them) non-qualified stock options exercisable to purchase shares of Common Stock at an exercise price equal to 50% of the fair market value of a share of Common Stock on the date of grant. This alternative allows the Company to eliminate the cash cost of annual directors’ fees otherwise due to non-employee directors and to more closely align the interests of non-employee directors with those of the Shareholders. These stock options are granted at the Board meeting following the annual meeting of Shareholders based on the number of anticipated meetings of the Board and its committees to be held during the twelve-month period, as well as the monthly retainer, beginning on the first day of the third quarter of the then current fiscal year of the Company and ending on the last day of the second quarter of the following fiscal year of the Company (the “Plan Year”). These stock options vest on the twelve-month anniversary of the date of grant and are subject to adjustment at the end of the Plan Year to reflect each director’s actual attendance at, or participation in, the meetings or committee work. At each of the Board meetings following the respective annual meetings of Shareholders for the last three years, all non-employee directors elected to receive 100% of their directors’ fees for the Plan Years following the respective annual meetings in the form of discounted stock options. The non-employee directors will be permitted to make such election for the 2005 Plan Year at the Board meeting planned for June 15, 2005 following the Annual Meeting. There were 186,182 shares of Common Stock available for future issuance under the Company’s Amended and Restated Discounted Stock Option Plan for Directors (the “Directors Plan”) as of April 25, 2005.
      No compensation is paid to Mr. Goodfriend, an executive officer of the Company, for services rendered in his capacity as a director of the Company.

Compensation Committee Interlocks and Insider Participation
      Decisions on executive compensation in fiscal 2004 were made by the Compensation Committee (and approved by the Board) upon the recommendation of the Company’s executive management (other than, in Mr. Goodfriend’s case, with respect to his own compensation). During fiscal 2004, the Compensation Committee consisted of Messrs. Furrow, Koppel and Lowenstein and Ms. Turnbull (Chair), none of whom is or was an officer or other employee of the Company or had any relationship with the Company required to be disclosed as a Compensation Committee interlock, except that Mr. Koppel is the President of the East Tennessee Children’s Hospital (the “Hospital”) and Mr. Goodfriend is a director of the Hospital. Compensation matters for the Hospital, including the compensation of Mr. Koppel, are considered by the full board, as it does not have a compensation committee and Mr. Goodfriend has participated in deliberations regarding incentive compensation of payments to officers of the Hospital, including, without limitation, Mr. Koppel. Effective March 2004, Mr. Goodfriend has informed the Company that he will recuse himself from deliberations regarding Mr. Koppel’s compensation. In addition, the Company facilitates contributions by its employees to the Hospital through a payroll deduction plan and matches employee contributions to the Hospital on a 100% basis. The Company also makes additional contributions (in cash or in kind) to the Hospital. The total amount of contributions by the Company (including employee contributions) to the Hospital in fiscal 2004 was $465,000.
Code of Ethics
      The Company has adopted Codes of Ethics and Standards of Business Conduct (the “Codes of Ethics”) that collectively apply to all officers, directors and associates of the Company, including, the principal executive officer, principal financial officer and principal accounting officer. The Company has posted copies of the Codes of Ethics, and intends to post amendments to its Codes of Ethics, on the Company’s website at www.goodysonline.com as required under SEC rules and regulations. The Company intends to file a Form 8-K to the extent required by SEC rules and regulations and NASDAQ rules for waivers of the Codes of Ethics.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers and persons who beneficially own more than 10% of the Common Stock (“Reporting Persons”) to file reports of ownership and changes in ownership with the SEC on a timely basis. Reporting Persons are required to furnish the Company with copies of all such forms they file. Based solely on a review of the copies of such reports furnished to the Company and certain written representations that no other reports were required, the Company believes that all filing requirements applicable to Reporting Persons during and with respect to fiscal 2004, except in the case of Carmen Monaco, were complied with on a timely basis. Carmen Monaco first reported to work on February 9, 2004. On February 11, 2004, the Company filed a Form 3 with the SEC reporting an initial stock option grant. Also on February 11, 2004, the Company mailed a paper copy of the power-of-attorney form for Mr. Monaco to the SEC. On March 24, 2004, the Company received the power-of-attorney back from the SEC with a letter stating that the power-of-attorney would have to be filed electronically through the SEC’s EDGAR system. On March 26, 2004, the Company amended the Form 3 to include the power-of-attorney and filed it with the SEC.

Share Ownership
      The following table sets forth information regarding the beneficial ownership of the outstanding shares of Common Stock as of the Record Date (except in the case of Dimensional Fund Advisors, Inc. and the other persons and entities referenced in footnote 5, and Wells Fargo & Company referenced in footnote 6, the following table sets forth information regarding their beneficial ownership of the outstanding shares of Common Stock as of December 31, 2004) for: (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each of the current executive officers of the Company named in the “Summary Compensation Table;” (iii) each director of the Company; and (iv) all directors and executive officers of the Company as a group. According to rules adopted by the SEC, a person is a “beneficial owner” of securities if that person has or shares the power to vote them or to direct their investment, or has the right to acquire beneficial ownership of such securities within 60 days from the Record Date through the exercise of an option, warrant or right, conversion of a security or otherwise. As of the date of this Proxy Statement, the Company only has shares of Common Stock outstanding. An asterisk indicates beneficial ownership of less than 1% of the outstanding shares of Common Stock.

	Number of Shares and Nature of Beneficial Ownership
	at April 25, 2005

	Voting or Investment
	Power				Percent	Acquirable
					Of	within 60
Name	Sole		Shared		Class	Days(1)

Robert M. Goodfriend(2)	13,923,330	(3)	22,500	(4)	41.3%	825,000
Dimensional Fund Advisors, Inc.(5)	—		1,984,664	(5)	6.0%	—
Wells Fargo & Company(6)	—		2,357,377	(6)	7.2%	—
Edward R. Carlin	155,155		—		*	154,750
Max W. Jones	61,800		—		*	61,800
David R. Mullins	133,250		—		*	122,750
Carmen Monaco	25,000		—		*	25,000
Samuel J. Furrow	35,027		—		*	35,027
Robert F. Koppel	74,034		—		*	74,034
Irwin L. Lowenstein	77,413		—		*	77,413
Cheryl L. Turnbull	107,267		—		*	107,267
All Directors and Executive Officers as a Group (18 Persons)	14,916,550	(3)	22,500	(7)	43.0%	1,792,541

(1)	This column lists the number of shares of Common Stock that the respective director and/or executive officer has the right to acquire within 60 days from the Record Date through the exercise of stock options awarded under the Company’s stock option plans. Such shares are also included in the “Sole” column of this table.

(2)	The business address of Mr. Goodfriend is 400 Goody’s Lane, Knoxville, Tennessee 37922.

(3)	These shares do not include 634,540 shares (1.9% of the outstanding shares of Common Stock) held in trust for Mr. Goodfriend’s children and any other shares or options to purchase shares of Common Stock owned by his children. Mr. Goodfriend has no voting or investment power with respect to any of these shares and disclaims beneficial ownership of them.

(4)	These shares are owned by Mr. Goodfriend’s wife, with whom Mr. Goodfriend shares voting and investment power with respect to such shares.

(5)	These shares are beneficially owned by four investment companies and certain commingled group trusts and separate accounts which are advised or managed by Dimensional Fund Advisors, Inc., a Delaware corporation (“Dimensional”). The address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. The foregoing information was derived from a Schedule 13G filed by Dimensional with the SEC.

(6)	These shares are owned by Wells Fargo & Company (“Wells”), a Delaware corporation. The address of Wells is 420 Montgomery Street, San Francisco, California, 94104. The foregoing information was derived from a Schedule 13G filed by Wells with the SEC.

(7)	Voting and investment power with respect to these shares are shared with certain family members of the respective director and/or executive officer. See footnote 4 above.

Compensation Committee Report on Executive Compensation
      Background. The Company currently has 14 executive officers and 5 directors (Mr. Goodfriend serves as both a director and an executive officer). All four of the non-employee directors, Messrs. Furrow, Koppel and Lowenstein and Ms. Turnbull (Chair), comprise the Compensation Committee.
      Objective and Philosophy. The Compensation Committee works closely with management to design an executive compensation program to assist the Company in attracting and retaining outstanding executives and senior management personnel in the retail industry. The design and implementation of such program continually evolves, but is based primarily on two elements (i) providing compensation opportunities that are competitive with retail companies of similar size and (ii) linking executives’ compensation with the Company’s financial performance by rewarding the achievement of short-term and long-term objectives of the Company.
      Compensation Program Components. Currently, the three principal components of the Company’s executive compensation program are: (i) annual base salary; (ii) short-term incentive compensation in the form of performance bonuses payable in cash each year; and (iii) long-term incentive compensation in the form of stock options. These programs are structured in accordance with the Compensation Committee’s objectives and philosophy.
      Annual Base Salary. Annual base salary levels for the Company’s executives are designed to be reflective of competitive conditions in the marketplace for executives of comparable talent and experience and are based on responsibility and performance. Base salaries are generally recommended by executive management for the review and approval of the Compensation Committee and the Board (subject to applicable employment agreements).
      Short-Term Incentive Compensation. The short-term incentive compensation component consists of target performance bonuses for eligible executive officers that are calculated as a percentage of their annual base salaries. The target bonus percentage for the executive officers for fiscal 2004 ranged between 60% and 100%. Each year, performance targets (which are currently based on earnings before bonus payments and income taxes, but may be based on other criteria in the future) are established by the Compensation Committee with the assistance of management and ratified by the Board. Each participating executive officer is eligible to receive (if the results fall within the performance target range) between 10% and 150% of their respective target performance bonus. Based on management’s recommendation, the Compensation Committee, with the approval of the Board, has the discretion to award additional bonuses outside of this plan if warranted by an executive officer’s exceptional service to the Company. With respect to fiscal 2004, the Company’s earnings before taxes and bonus payments fell below the target earnings range, and target performance bonuses were not awarded.
      Long-Term Incentive Compensation. The long-term incentive compensation component consists of stock option plans under which executives may be granted stock options exercisable to purchase shares of Common Stock. Generally, the exercise price of stock options represents the fair market value of the Common Stock on the date of grant, which is the closing sale price of the Common Stock on NASDAQ for the business day preceding the date of grant. Generally, the stock options become exercisable in equal annual increments over five years and expire ten years from the date of grant. The deferred vesting provisions of the stock options are designed to reward long-term contributions and create an incentive for executives to remain with the Company. The Compensation Committee believes that granting stock options creates an incentive to promote the long-term interests of the Company and aligns the economic benefit to be derived therefrom with those of the Company’s outside Shareholders. Stock options are granted by the Compensation Committee (and approved by the Board) to key employees based on executive management’s recommendation. Levels of participation in the plan vary based on the employee’s position within the Company. In fiscal 2004, the Compensation Committee awarded stock options to the Company’s executive officers. See “Option Grants in Fiscal 2004.”
      CEO Compensation. In 2004, the Compensation Committee approved changes to Mr. Goodfriend’s compensation. It approved an increase in his annual base salary from $900,000 to $1.2 million effective as of February 1, 2004. The Compensation Committee also approved in principle a supplemental retirement plan for Mr. Goodfriend which would require an annual accrual of $250,000 in benefits and would be payable when Mr. Goodfriend would reach age 65. The supplemental retirement plan agreement was not executed pending agreement on the terms and structure of the plan, but the Compensation Committee approved the increase in annual base salary effective February 1, 2004, and the accrual of the $250,000 benefit in anticipation of the adoption of a plan.

      In making such determination in 2004 regarding the increase in annual base salary, the Compensation Committee considered peer company data and the Company’s performance. It also took into account the fact that Mr. Goodfriend was serving as Chief Executive Officer and since October 2002 had served as the President and Chief Merchandising Officer. In approving the supplemental retirement plan benefit, the Compensation Committee took into account that the split-dollar life insurance agreement between the Company and Mr. Goodfriend had been terminated in December 2003, thereby eliminating the Company’s funding obligation under such program. In May 2005, the Compensation Committee approved the final terms of the supplemental retirement plan agreement, subject to negotiation and execution of definitive documentation. The adoption of the plan is expected to result in a one-time pretax charge in the period in which it is executed of approximately $1.7 million (exclusive of amounts previously accrued), or approximately $0.03 per diluted share. See Employment and Termination Arrangements with Named Executive Officers below.
      For fiscal 2004, Mr. Goodfriend’s compensation package consisted of: (i) an annual base salary of $1,200,000; (ii) participation in the Company’s Short-Term Incentive Plan and was eligible to receive a target bonus of not less than 100% of annual base salary; (iii) $250,000 related to the anticipated adoption of a supplemental retirement plan benefit payable to Mr. Goodfriend, (iv) benefits of $464,000 related to the personal use of the Company’s private aircraft; (v) a term life insurance policy benefiting Mr. Goodfriend with a current premium payment of $48,000; and (vi) other customary perquisites aggregating $15,000. During fiscal 2004, the Compensation Committee did not award any stock options to Mr. Goodfriend.
      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction for compensation over $1,000,000 paid to a company’s chief executive officer and certain other highly compensated executive officers. Qualifying performance-based compensation and certain severance arrangements are not subject to the deduction limit if certain requirements are met. The Compensation Committee endeavors, where possible, to structure incentive compensation to qualify as “performance-based compensation.” The short-term incentive compensation plan adopted by the Company and by the Shareholders in June 2004 has been structured to comply with the requirements under Code Section 162(m) regarding qualifying performance-based compensation to provide for the deductibility of compensation payable thereunder. In addition, the 1997 Plan has been structured to comply with the requirements under Code Section 162(m) regarding qualifying performance-based compensation to provide the Company with an income tax deduction equal to the amount of compensation income recognized by the optionee. The Company’s Amended and Restated 1991 Stock Incentive Plan (the “1991 Plan”) and the Company’s Amended and Restated 1993 Stock Option Plan (the “1993 Plan”) do not comply with the requirements under Code Section 162(m) because they were adopted prior to the effectiveness of this section. In fiscal 2004, approximately $404,000 of the total cash and non-cash compensation received by Mr. Goodfriend was not deductible. In fiscal 2005, some portion of Mr. Goodfriend’s cash and non-cash compensation will not be deductible, including the $200,000 excess of his base salary over $1,000,000. It is not currently expected that any other executive officer of the Company will receive compensation in excess of $1,000,000 for fiscal 2005.

COMPENSATION COMMITTEE

Cheryl L. Turnbull (Chair)
Samuel J. Furrow
Robert F. Koppel
Irwin L. Lowenstein
      The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, and shall not otherwise be deemed filed under such Acts.

Executive Compensation and Other Information
      The following tables set forth certain information relating to various forms of compensation awarded to, earned by and paid to the Company’s chief executive officer and its next four most highly compensated executive officers who were serving as the Company’s executive officers at the end of fiscal 2004. All of such executive officers are referred to herein as the “named executive officers.”
SUMMARY COMPENSATION TABLE
      The following table presents the total compensation awarded to, earned by and paid to the named executive officers during the last three fiscal years.

							Long-Term
		Annual Compensation					Compensation

					Other		Securities	All
					Annual		Underlying	Other
	Fiscal	Salary	Bonus		Compensation		Options	Compensation
Name and Position	Year	($)	($)		($)(1)		(#)	($)

Robert M. Goodfriend	2004	1,200,000	—		473,793	(3)	—	303,409	(4)
Chairman of the Board and	2003	900,000	893,000	(2)	389,400	(3)	—	63,339	(4)
Chief Executive Officer	2002	650,000	100,000	(2)	343,598	(3)	—	59,570	(4)
Edward R. Carlin	2004	420,000	—		—		15,000	14,220	(6)
Executive Vice President,	2003	330,000	196,400	(5)	—		15,000	13,820	(6)
Chief Financial Officer and	2002	310,000	66,000	(5)	—		30,000	13,620	(6)
Secretary
Max W. Jones	2004	400,000	—		—		—	14,497	(8)
Executive Vice President,	2003	320,000	190,600	(7)	—		15,000	14,097	(8)
Merchandising	2002	313,846	64,000	(7)	—		10,000	13,697	(8)
Carmen Monaco(9)	2004	308,942	100,000	(10)	127,667	(11)	115,000	—
Executive Vice President,
Chief Marketing Officer
David R. Mullins	2004	360,000	—		—		30,000	7,315	(13)
Executive Vice President,	2003	320,000	190,600	(12)	—		15,000	6,293	(13)
Stores	2002	305,962	20,000	(12)	—		20,000	5,739	(13)

(1)	The amounts in this column include the aggregate value of certain personal benefits to a named executive officer only where such value is greater than the lesser of either $50,000 or 10% of such executive’s salary and bonus for the fiscal year.
(2)	Consists of: (i) $720,000 in fiscal 2003 attributable to a target performance bonus pursuant to the Company’s Short-Term Incentive Plan; (ii) $173,000 in fiscal 2003 attributable to a discretionary bonus approved by the Compensation Committee; and (iii) $100,000 in fiscal 2002 attributable to a guaranteed minimum bonus.
(3)	Consists of: (i) $8,781, $10,807 and $10,253 in fiscal 2004, 2003 and 2002, respectively, for Mr. Goodfriend’s personal use of a Company automobile; (ii) $749, $729 and $749 in fiscal 2004, 2003 and 2002, respectively, for the imputed value of group life insurance benefits as to which Mr. Goodfriend’s family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; and (iii) $464,263, $377,864 and $332,596 in fiscal 2004, 2003 and 2002, respectively, attributable to personal use of the Company’s aircraft by Mr. Goodfriend, his family and guests calculated using the aggregate incremental cost method and based on the variable operating costs to the Company, including fuel costs, mileage, trip-related maintenance, universal weather-monitoring costs, landing/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the cost of the Company aircraft, and the cost of maintenance not related to trips, are excluded. The amounts reported reflect a change in valuation methodology from prior years in which the cost of personal use of Company aircraft had been calculated using the Standard Industry Fare Level (SIFL) formula established by the Internal Revenue Service. The fiscal 2003 and 2002 amounts have been re-calculated so that amounts are reported on a consistent basis.
(4)	Consists of: (i) non-cash benefits of $10,330 and $6,961 in fiscal 2003 and 2002, respectively, calculated using the applicable Internal Revenue Service formula, imputed as a benefit to Mr. Goodfriend based on the face value of certain split-dollar life insurance policies; (ii) $5,200, $4,800 and $4,400 attributable to the Company’s contributions on Mr. Goodfriend’s behalf to the Company’s 401(k) Retirement Plan in each of fiscal 2004, 2003 and 2002, respectively; (iii) $48,209 for each of fiscal 2004, 2003 and 2002 for term life insurance premiums paid, as to which Mr. Goodfriend’s family is the beneficiary; and (iv) $250,000 in fiscal 2004 for supplemental retirement plan benefits.

(5)	Consists of: (i) $158,400 in fiscal 2003 attributable to a target performance bonus pursuant to the Company’s Short-Term Incentive Plan; (ii) $38,000 in fiscal 2003 attributable to a discretionary bonus approved by the Compensation Committee; and (iii) $66,000 in fiscal 2002 attributable to a guaranteed minimum bonus paid pursuant to his employment arrangement.
(6)	Consists of: (i) $939 for each of fiscal 2004, 2003 and 2002 attributable to the Company’s payment of term life insurance premiums as to which Mr. Carlin’s family is the beneficiary; (ii) $8,081 for each of fiscal 2004, 2003 and 2002 for disability insurance premiums paid by the Company; (iii) $5,200, $4,800 and $4,400 attributable to the Company’s contributions on Mr. Carlin’s behalf to the Company’s 401(k) Retirement Plan in fiscal 2004, 2003 and 2002, respectively; and (iv) $200 received in fiscal 2002 for director’s fees from two of the Company’s wholly-owned subsidiaries.
(7)	Consists of: (i) $153,600 in fiscal 2003 attributable to a target performance bonus pursuant to the Company’s Short-Term Incentive Plan; (ii) $37,000 in fiscal 2003 attributable to a discretionary bonus approved by the Compensation Committee; and (iii) $64,000 in fiscal 2002 attributable to a guaranteed minimum bonus paid pursuant to his employment arrangement.
(8)	Consists of: (i) $2,128 in each of fiscal 2004, 2003 and 2002 attributable to the Company’s payment of term life insurance premiums as to which Mr. Jones’ family is the beneficiary; (ii) $7,169 for disability insurance premiums paid by the Company in each of fiscal 2004, 2003 and 2002; and (iii) $5,200, $4,800 and $4,400 attributable to the Company’s contributions on Mr. Jones’ behalf to the Company’s 401(k) Retirement Plan in fiscal 2004, 2003 and 2002, respectively.
(9)	Mr. Monaco was hired by the Company on February 9, 2004. Accordingly, the amounts included in this table reflect compensation paid to Mr. Monaco for the respective portion of fiscal 2004.

(10)	Attributable to a sign-on bonus paid pursuant to his employment arrangement.
(11)	Consists of: (i) $6,128 in fiscal 2004 attributable to the Company’s payment of an auto allowance to Mr. Monaco; (ii) $120,087 in fiscal 2004 attributable to the Company’s payment of taxable and non-taxable relocation expenses paid on Mr. Monaco’s behalf; and (iii) $1,452 in fiscal 2004 for the imputed value of group life insurance benefits as to which Mr. Monaco’s family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service.
(12)	Consists of: (i) $153,600 in fiscal 2003 attributable to a target performance bonus pursuant to the Company’s Short-Term Incentive Plan; and (ii) $37,000 and $20,000 in fiscal 2003 and fiscal 2002, respectively, attributable to a discretionary bonus approved by the Compensation Committee.
(13)	Consists of: (i) $874, $812 and $812 for each of fiscal 2004, 2003 and 2002, respectively, attributable to the Company’s payment of annuity premiums; (ii) $1,241 for each of fiscal 2004, 2003 and 2002 attributable to the Company’s payment of disability insurance premiums; and (iii) $5,200, $4,240 and $3,686 attributable to the Company’s contributions on Mr. Mullins’ behalf to the Company’s 401(k) Retirement Plan in fiscal 2004, 2003 and 2002, respectively.

OPTION GRANTS IN FISCAL 2004
      The following table presents information regarding options to purchase shares of Common Stock granted in fiscal 2004 to the named executive officers. No Stock Appreciation Rights (“SARs”) were granted in fiscal 2004.

						Potential Realizable
						Value at Assumed
						Annual Rates of Stock
						Price Appreciation
	Individual Grants(1)					for Option Term(2)

			% of Total
			Options	Exercise
	Number of Shares		Granted	Price
	Underlying		to Employees in	per	Expiration
Name	Options Granted		Fiscal Year(3)	share	Date	5%	10%

Edward R. Carlin	15,000	(4)	1.82%	$8.83	01/27/15	$83,297	$211,091
Carmen Monaco	100,000	(5)	12.12%	$8.64	02/09/14	$543,365	$1,376,993
Carmen Monaco	15,000	(4)	1.82%	$8.83	01/27/15	$83,297	$211,091
David R. Mullins	15,000	(6)	1.82%	$8.33	10/12/14	$78,580	$199,138
David R. Mullins	15,000	(4)	1.82%	$8.83	01/27/15	$83,297	$211,091

(1)	All stock options granted to the named executive officers as shown in the above table have exercise prices equal to the fair market value of the Common Stock on the date of grant, which is the closing sale price of the Common Stock on NASDAQ for the business day preceding the date of grant, and may be exercised until the earlier of: (i) the tenth anniversary of the date of grant; (ii) thirty days after the optionee ceases to be an employee of the Company for any reason other than death or disability; and (iii) the first anniversary of the optionee’s death or disability. These stock options may be transferred pursuant to a will and the laws of lineal descent as well as: (a) to the spouse or any lineal ancestor or descendant of the grantee; (b) to any trust, the sole beneficiaries of which are any one or all of the grantee, the grantee’s spouse or any lineal descendants of the grantee; and (c) to such other persons and/or entities as the Compensation Committee may approve.
(2)	The dollar amounts in these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Common Stock price.
(3)	The percentage of stock options granted to each named executive officer is based on a total number of stock options granted to employees aggregating 825,000 for fiscal 2004.
(4)	These stock options were granted on January 27, 2005 and vest in equal annual increments over five years from the date of grant.
(5)	100,000 stock options were granted to Carmen Monaco on February 9, 2004. These options vest over a period of three years in 25%, 25% and 50% annual increments from the date of grant.
(6)	15,000 options were granted to David R. Mullins on October 12, 2004. These options vested immediately on the date of grant.
AGGREGATED OPTION EXERCISES IN FISCAL 2004 AND
FISCAL YEAR-END OPTION VALUES
      The following table presents information regarding the value of unexercised stock options held by the named executive officers at January 29, 2005. There were no SARs exercised by the named executive officers in fiscal 2004 and there were no SARs outstanding at January 29, 2005.

			Number of Shares		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at FY-End		at FY-End(1)
	Acquired on	Value
Name	Exercise	Realized(2)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert M. Goodfriend	—	—	825,000	—	$3,817,500	—
Edward R. Carlin	—	—	147,750	66,000	$433,481	$208,464
Max W. Jones	—	—	60,600	20,400	$234,716	$52,344
Carmen Monaco	—	—	—	115,000	—	$28,200
David R. Mullins	14,500	$30,608	144,750	43,000	$421,005	$92,260

(1)	Represents the value of unexercised, in-the-money stock options at January 28, 2005 (the last trading day of fiscal 2004), using the $8.91 closing price of the Common Stock on that date.
(2)	Based on the fair market value of the Common Stock on the date of exercise, less the option exercise price.

EQUITY COMPENSATION PLAN INFORMATION
      The following table gives certain information about the Company’s equity compensation plans as of January 29, 2005:

	Number of Securities	Weighted-Average	Number of Securities
	to be Issued Upon	Exercise Price of	Remaining Available
	Exercise of	Outstanding	for Future Issuance
	Outstanding Options,	Options,	Under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans

Equity Compensation Plans approved by security holders	3,954,813	$7.85	1,188,782
Equity Compensation Plans not approved by security holders	None	N/A	None

Total	3,954,813	$7.85	1,188,782

Employment and Termination Arrangements with Named Executive Officers
      Chief Executive Officer. The Company does not have an employment agreement with Mr. Goodfriend.
      In 2004, the Compensation Committee approved in principle a supplemental retirement plan for Mr. Goodfriend which would require an annual accrual of $250,000 in benefits and would be payable when Mr. Goodfriend would reach age 65. In May 2005, the Compensation Committee adopted the Robert M. Goodfriend Non-Qualified Deferred Compensation Plan and Agreement, subject to negotiation and execution of definitive documentation (the “Deferred Compensation Plan”).
      The Deferred Compensation Plan would be a defined contribution plan, pursuant to which the Company would make an annual contribution of $250,000 to the Deferred Compensation Plan on behalf of Mr. Goodfriend for each year beginning in 2005 and ending in 2015. The Company’s obligation to make contributions would cease only in the event Mr. Goodfriend’s employment is terminated for Cause (as defined in the Deferred Compensation Plan). Such contributions would continue in the event of the termination of Mr. Goodfriend’s employment for any other reason, including his death, disability or voluntary termination by Mr. Goodfriend. The amounts contributed to the Deferred Compensation Plan would be held in a Rabbi Trust and, invested through that trust and until distribution to Mr. Goodfriend, the amounts contributed remain assets of the Company which could become subject to claims of creditors in the event of a bankruptcy of the Company. An accrual of $250,000 was recorded in fiscal 2004 in anticipation of the adoption of a plan.
      The benefit is payable to Mr. Goodfriend on January 31 of the year following the calendar year in which his 65th birthday occurs (i.e., January 31, 2016).
      Other Named Executive Officer Employment Arrangements. On May 20, 1998, the Company entered into new employment agreements with each of Messrs. Carlin and Mullins, its current Executive Vice President, Chief Financial Officer and Secretary, and its current Executive Vice President — Stores, respectively. On July 31, 2000, the Company entered into an employment agreement with Mr. Jones to serve as its Executive Vice President, Merchandising. On February 9, 2004, the Company entered into an employment agreement with Mr. Monaco to serve as its Executive Vice President, Chief Marketing Officer.
      Pursuant to the employment agreements with Messrs. Carlin, Jones, Monaco and Mullins, each executive officer is considered an at-will employee, and his employment may be terminated at any time subject to the obligations set forth in the agreement. Under the employment agreements, each executive officer is paid an annual base salary (currently $460,000 for Mr. Carlin, $400,000 for each of Messrs, Jones and Mullins, and $325,000 for Mr. Monaco). These annual base salary amounts may be increased by the Company at its discretion. Mr. Jones and Mr. Monaco received a signing bonus of $60,000 and $100,000, respectively, upon entering into each of their employment agreements. Each executive officer participates in the Company’s short-term incentive plan whereby each is eligible to receive a target performance bonus calculated as a percentage of their annual base salary and is eligible to receive between 10% and 150% of this target if the Company achieves certain performance goals for such fiscal year (the target bonus percentage is 60% of the annual base salary for each of Messrs. Carlin, Jones, Monaco and Mullins). Mr. Jones’ and Mr. Monaco’s agreements also provide for the grant of stock options to purchase 50,000 and 100,000 shares, respectively, of Common Stock (these options were granted on July 31, 2000 and February 9, 2004, respectively). The employment agreements for Messrs. Carlin, Jones, Monaco and Mullins also provide for a disability insurance policy and an annuity contract or life insurance policy, and, in the case of Mr. Jones and Mr. Monaco, reimbursement of relocation expenses. The employment agreements for Messrs. Carlin, Jones, Monaco and Mullins contain confidentiality and non-solicitation provisions.
      Under the terms of the employment agreements, if the executive officer’s employment is terminated by reason of his death, Disability (as defined in the agreements) or retirement on or after the attainment of age 65 or is terminated for Cause (as defined in the agreements) or voluntarily terminated by the executive officer (other than on account of Constructive Termination, as defined in the agreements), the Company will be obligated to pay such executive officer a lump sum payment equal to any compensation previously deferred by the executive officer, earned but unpaid vacation pay for the then current year and amounts or benefits the executive officer or the executive officer’s beneficiaries are owed under any employee benefit plans or policies or for reimbursement of expenses (collectively, the “Accrued Obligations”). If the executive officer’s employment is terminated by reason of his death or Disability, the Company will have the additional obligation, subject to the terms of the short-term incentive plan and further provided that the executive officer has been employed by the Company for the first six months of the then applicable fiscal year, to pay an amount equal to a prorated portion of the performance bonus for such fiscal year. Furthermore, except in the case of Mr. Monaco, if the executive officer’s employment is terminated by reason of his retirement on or after the attainment of age 65 or Disability, the Company will pay the premiums (to the same extent paid prior to termination) for the continued participation of the executive officer for a period of 12 months after termination in any individual life insurance policy on the same terms as the executive officer and the Company were participating prior to termination. Moreover, if the executive officer’s employment is terminated by reason of his retirement on or after the attainment of age 65 or Disability, the Company will, for a period of 12 months after termination, pay the entire COBRA premium under any Company medical and dental program that the executive officer (and his spouse and eligible dependents) was participating in prior to termination.
      The employment agreements further provide that if the Company terminates the executive officer’s employment other than for Cause or his Disability or death, or the executive officer terminates his employment for Constructive Termination, the Company will pay the executive officer a lump sum payment equal to: (i) all Accrued Obligations; (ii) the executive officer’s annual base salary at the rate in effect as of the date when the Notice of Termination (as defined in the agreements) was given; and (iii) subject to the terms of the short-term incentive plan and further provided that the executive officer has been employed by the Company for the first six months of the then applicable fiscal year, a prorated portion of the performance bonus for such fiscal year. Further, in the case of a Constructive Termination or termination by reason of death or Disability, all unvested stock options held by the executive officer will become fully vested, effective on the Date of Termination (as defined in the agreements), and will be thereafter exercisable in accordance with the provisions of the applicable plan and award agreement.
      In addition, the employment agreements provide that upon the occurrence of a Change of Control of the Company (as defined in the employment agreements), as consideration for assisting the Company in bringing about a successful transaction, the executive officer will be entitled to receive a lump sum payment equal to 18 months of the executive officer’s annual base salary at the rate in effect as of the Change of Control Date (as defined in the agreements).
      The 1991 Plan, 1993 Plan and 1997 Plan, as well as the proposed 2005 Plan provide that, upon the occurrence of a Change of Control (as defined in such plans), all stock options granted under such plans that are outstanding and not yet vested will become immediately 100% vested effective on a Change of Control Date (as defined in such plans) and shall be thereafter exercisable in accordance with the terms of such plans and any applicable award agreement, subject to certain exceptions.

Stock Performance Graph
      The following is a line graph comparing the Company’s total Shareholder returns to those of the Standard & Poors 500 Index and the Standard & Poors 500 Apparel Retail Index for fiscal 2000 through fiscal 2004. Total return values were calculated based on cumulative total return, assuming the value of the investment in shares of Common Stock, and in each index, was $100 on February 1, 2000, and that all dividends paid by any of those companies were reinvested.
Comparison of Cumulative Total Return

	1999	2000	2001	2002	2003	2004

Goody’s Family Clothing	100.00	117.42	83.82	68.54	175.62	186.74

S&P 500 Index	100.00	97.37	82.07	63.64	85.64	90.21

S&P 500 Apparel Retail	100.00	91.10	64.21	65.61	86.30	103.29

Certain Transactions with Directors and Officers
      The Company leases a building, primarily used for the storage of fixtures, from Citizens National Bank of Athens, Tennessee, a local bank of which Mr. Goodfriend is a director and less than 5% Shareholder. The rental payments to the bank for this space in fiscal 2004 were $57,000.
      The Company leases a store in Athens, Tennessee, from an irrevocable trust established for the benefit of Mr. Goodfriend’s children. The aggregate rental payments to the trust, including real property taxes, for this space in fiscal 2004 were $312,000.
      As previously noted, Mr. Koppel, a director of the Company and a member of the Audit, Compensation and Nominating and Corporate Governance committees, is the President of the East Tennessee Children’s Hospital of which Mr. Goodfriend is also a director. The Company facilitates contributions by its employees to the Hospital through a payroll deduction plan and matches employee contributions to the Hospital on a 100% basis. The Company also makes additional contributions (in cash or in kind) to the Hospital. The total amount of contributions by the Company (including employee contributions) to the Hospital in fiscal 2004 was $465,000.
      The Company purchases vehicles and vehicle maintenance services, from time to time, from a dealership owned by Mr. Furrow, a director of the Company, and a member of the Audit, Compensation and Nominating and Corporate Governance committees. Expenditures for fiscal 2004 were $5,000.
      The Company purchases merchandise from time to time from a publicly traded company, whose chairman is Mr. Furrow, a director of the Company, and a member of the Audit, Compensation and Nominating and Corporate Governance committees. Expenditures for fiscal 2004 were $79,000.

Item 2 —	Adoption of the 2005 Stock Incentive Plan
      On March 15, 2005, the Board adopted, subject to shareholder approval, the Goody’s Family Clothing, Inc. 2005 Stock Incentive Plan (the “2005 Plan”) to allow the Company to continue making stock-based awards as part of its compensation. The 2005 Plan is intended to succeed the existing Goody’s Family Clothing, Inc. 1997 Stock Option Plan (as amended to date, the “1997 Plan”). As of May 17, 2005, there is an aggregate of approximately 986,000 shares of Common Stock available for issuance pursuant to awards under the 1997 Plan of which 975,000 shares of Common Stock will be available for issuance under the 2005 Plan. In adopting the 2005 Plan, the Board determined that it was not necessary to make additional shares of Common Stock available for issuance pursuant to stock-based awards. Thus, the 2005 Plan provides for the issuance of a number of shares of Common Stock that is no greater than the number of shares Common Stock that have already been previously authorized by the Board and the Shareholders under the 1997 Plan, and the Board has resolved that, subject to Shareholder approval of the 2005 Plan, no further awards will be granted under the 1997 Plan. ACCORDINGLY, THE APPROVAL OF THE 2005 PLAN WILL NOT RESULT IN ANY INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK OTHERWISE AVAILABLE FOR ISSUANCE PURSUANT TO STOCK-BASED AWARDS.
      Historically, the Company has used options to purchase shares of its Common Stock as an incentive to attract and retain the services of qualified employees, officers and directors upon whose judgment, initiative and efforts the success of the Company’s business largely depends, by providing them with an opportunity to participate in the ownership of the Company and thereby have an interest in the success and increased value of the Company.
      In light of current and emerging competitive practices, and new legal and regulatory developments, particularly the requirement that the Company expense stock options, the Board has determined that it is advisable that the Company adopt the 2005 Plan. The 2005 Plan authorizes the issuance of restricted stock, in addition to or in lieu of stock options. Under the new accounting rules, restricted stock is becoming increasingly attractive as compared to stock options. The Board believes that the adoption of the 2005 Plan will enhance the Company’s ability to attract, retain and motivate qualified employees, officers, directors, consultants and other service providers. The Board has unanimously adopted the 2005 Plan, subject to Shareholder approval.
      A favorable vote of a majority of the votes cast at the meeting, in person or by proxy, is necessary for the approval of the 2005 Plan. Unless such vote is received, the 2005 Plan will not become effective.
      The principal features of the 2005 Plan are summarized below, but the summary is qualified in its entirety by reference to the 2005 Plan itself. A copy of the 2005 Plan is attached as Appendix A to this proxy statement.
      Administration; Eligibility; Shares Available for Issuance; Limitations on Issuance. The 2005 Plan will be administered by a committee of the Board (the “Committee”). The Committee is authorized from time to time to select and to grant awards under the 2005 Plan to such key employees and non-employee directors of the Company and its subsidiaries as the Committee, in its discretion, selects.
      Shares granted under the 2005 Plan will be made available from unissued Common Stock or from Common Stock held in treasury. 975,000 shares, plus any shares that become available under the 1997 Plan after the date of Shareholder approval of the 2005 Plan (the “Effective Date”) as a result of the subsequent lapse or termination of the related awards, shall be issuable under the 2005 Plan. The maximum number of shares of Common Stock that may be granted as awards to any participant in any fiscal year shall not exceed 500,000 shares in the case of stock options and 200,000 shares in the case of restricted stock. The shares of Common Stock subject to the 2005 Plan and each limit are subject to adjustment in the event of certain changes of capitalization as set forth in Section 10 of the 2005 Plan.

      Options. The 2005 Plan authorizes the Committee to grant to participants options to purchase Common Stock, which may be in the form of a non-statutory stock option or, if granted to an employee, in the form of an Incentive Stock Option (an “ISO”). The terms of all ISOs issued under the 2005 Plan will comply with the requirements of Section 422 of the Code. The exercise price of options granted under the 2005 Plan may not be less than 100% of the fair market value of the Common Stock at the time the option is granted. The Committee will determine the time an option may be exercised in whole or in part, the method of exercise, method of settlement, form of consideration payable and method of delivery. The 2005 Plan also provides for formula grants of options to non-employee directors. Each non-employee director receives an option to purchase 15,000 shares of Common Stock as of the date such director is appointed to the Board and an annual grant of an option to purchase 3,000 shares of Common Stock at the regularly scheduled Board meeting following the annual meeting of Shareholders of each fiscal year.
      Restricted Stock. The 2005 Plan authorizes the Committee to grant to participants restricted Common Stock with such restriction periods, restrictions on transferability, and performance goals as the Committee may designate at the time of grant. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered during the restriction period. Other than the restrictions on transfer, a participant will have all the rights of a holder of the shares of Common Stock, representing the restricted stock, including the rights to all distributions (including regular cash dividends, which shall be held by the Company and returned to the Company in case of the forfeiture of the stock to the Company) made or declared with respect to the restricted stock. If any such dividends or distributions are paid in stock, the stock will be subject to restrictions and a risk of forfeiture to the same extent as the restricted stock with respect to which the stock has been distributed. Restricted stock will be forfeitable to the Company upon a participant’s termination of employment during the applicable restricted period. The Committee, in its discretion, may accelerate the time at which restrictions or forfeiture conditions will lapse, or may remove any performance goal requirement upon the death, disability, retirement or otherwise of a participant.
      Terms of Awards. The term of each award will be determined by the Committee at the time each award is granted, provided that the terms of options may not exceed ten years. Awards granted under the 2005 Plan generally will not be transferable, except by will and the laws of descent and distribution. However, the Committee may grant awards to participants (other than ISOs) that may be transferable without consideration to immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners.
      Award Agreements. All awards granted under the 2005 Plan will be evidenced by a written agreement that may include such additional terms and conditions not inconsistent with the 2005 Plan as the Committee may specify. Award agreements are not required to contain uniform terms or provisions.
      Change of Control. In the event the Company is a party to any merger or other corporate reorganization involving any exchange, conversion, adjustment or other modification of the outstanding options, each optionee will receive at no additional cost upon the exercise of his/her option, subject to any required shareholder action and in lieu of the number of shares as to which he/she could otherwise exercise the option, the number and class of shares of stock or other securities or any other property (including cash) to which the terms of the agreement of merger or corporate reorganization would entitle the optionee to receive if, at the time of the merger or corporate reorganization, the optionee had been a holder of record of the number of shares as to which he/she could exercise the option. Comparable rights will accrue to each optionee in the event of successive mergers, consolidations or other reorganizations. In the event of a “Sale of the Company” (as defined in the 2005 Plan) in which the purchaser of the Company does not agree to the assumption of the options, provisions are required to be made to cause each outstanding option to become exercisable before the Sale of the Company and to terminate upon the consummation of the Sale of the Company.
      Upon the occurrence of a “Change of Control” (as defined in the 2005 Plan) all options granted under the 2005 Plan that are outstanding and not yet vested will become immediately 100% vested effective on a “Change of Control Date” (as defined in the 2005 Plan) and shall be thereafter exercisable in accordance with the terms of the 2005 Plan (including, without limitation, as provided in Section 5 of the 2005 Plan) and any applicable award agreement.

      Term of the Plan; Amendment and Adjustment. No awards may be granted under the 2005 Plan after the tenth anniversary of the Effective Date. The 2005 Plan may be terminated by the Board at any time, but the termination of the 2005 Plan will not adversely affect awards that have previously been granted. In addition, the Board may amend, alter, suspend, discontinue or terminate the 2005 Plan or the Committee’s authority to grant awards under the 2005 Plan without the consent of the Shareholders or participants, except that any such amendment, alteration, suspension, discontinuation or termination shall be subject to the approval of the Shareholders within one year after such Board action if such Shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted. The 2005 Plan may be considered to be a “nonqualified deferred compensation plan” under newly enacted Section 409A of the Code. Therefore, it is expected that the Board will exercise its authority to amend the 2005 Plan to comply with forthcoming rules implementing Section 409A of the Code, and those amendments are not likely to require approval by the Shareholders.
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
      Although the Company cannot currently determine the number of shares subject to awards that may be granted in the future to executive officers or non-employee directors, each of the executive officers and non-employee directors of the Company has an interest in the approval of the 2005 Plan insofar as they are likely to be recipients of future awards.
FEDERAL INCOME TAX CONSEQUENCES
      The following discussion is intended only as a brief summary of the federal income tax rules relevant to stock options and restricted stock. These rules are highly technical and subject to change. The following discussion is limited to the federal income tax rules relevant to the Company and to the individuals who are citizens or residents of the United States. The discussion does not address the state, local or foreign income tax rules relevant to stock options and restricted stock.
      ISOs. A participant who is granted an ISO will not recognize any compensation income upon the grant or exercise of the ISO. However, upon exercise of the ISO, the excess of the fair market value of the shares of the Common Stock on the date of exercise over the option exercise price will be an item includible in the optionee’s alternative minimum taxable income. An optionee may be required to pay an alternative minimum tax even though the optionee receives no cash upon exercise of the ISO with which to pay such tax. If an optionee holds the Common Stock acquired upon the exercise of an ISO for at least two years from the date of grant of the ISO and at least one year following exercise, the optionee’s gain, if any, upon a subsequent disposition of such Common Stock will be taxed as capital gain. If the optionee disposes of the Common Stock acquired pursuant to the exercise of an ISO before satisfying these holding periods (a so-called “disqualifying disposition”), the optionee may recognize both compensation income and capital gain in the year of disposition. The amount of the compensation income recognized on a disqualifying disposition generally will equal the amount by which the fair market value of the Common Stock on the exercise date or the amount realized on the sale of the Common Stock (whichever is less) exceeds the exercise price. The balance of any gain (or any loss) realized upon a disqualifying disposition will be long-term or short-term capital gain (or loss), depending upon whether the Common Stock has been held for more than one year following the exercise of the ISO. If an optionee (with the authorization of the Committee) pays the exercise price of an ISO in whole or in part with previously-owned shares of Common Stock that have been held for the requisite holding periods, the optionee will not recognize any compensation income, or gain or loss upon the delivery of shares of Common Stock in payment of the exercise price. The optionee will have a carryover basis and a carryover holding period with respect to the number of shares of Common Stock received in exchange for the previously-owned shares delivered to the Company. The basis in the number of shares of Common Stock received in excess of the number of shares delivered to the Company will be equal to the amount of cash (or other property), if any, paid on the exercise. The holding period of any shares received in excess of the number of shares delivered to the Company will begin on the date the ISO is exercised. Where an optionee pays the exercise price of an ISO with previously-owned shares of Common Stock that have not been held for the requisite holding periods, the optionee will recognize compensation income (but not capital gain) when the optionee delivers the previously-owned shares in payment of the exercise price under the rules applicable to disqualifying dispositions. The optionee’s basis in the shares received in exchange for the previously-owned shares delivered will be equal to the optionee’s basis in the previously-owned shares delivered, increased by the amount included in gross income as compensation income, if any. The optionee will have a carryover holding period with respect to the number of shares of Common Stock received in exchange for the previously-owned shares delivered. The optionee’s tax basis for the number of new shares received will be zero, increased by the amount of cash (or other property) paid, if any, on the exercise. The holding period of the new shares received will begin on the date the ISO is exercised. For purposes of the special holding periods relating to ISOs, the holding periods will begin on the date the ISO is exercised. The Company will not be entitled to any tax deduction upon the grant or exercise of an ISO or upon the subsequent disposition by the optionee of the shares acquired upon exercise of the ISO after the requisite holding period. However, if the disposition is a disqualifying disposition, the Company generally will be entitled to a tax deduction in the year the optionee disposes of the Common Stock in an amount equal to the compensation income recognized by the optionee.
      Non-statutory Stock Options. A participant who is granted a non-statutory stock option will not recognize any compensation income upon the grant of the option. However, upon exercise of the option, the difference between the amount paid upon exercise of the option (which would not include the value of any previously-owned shares delivered in payment of the exercise price) and the fair market value of the number of shares of Common Stock received on the date of exercise of the option (in excess of that number, if any, of the previously-owned shares delivered in payment of the exercise price) will be compensation income to the optionee. The shares of Common Stock received upon exercise of the option which are equal in number to the optionee’s previously-owned shares delivered will have the same tax basis as the previously-owned shares delivered to the Company, and will have a holding period that will include the holding period of the shares delivered. The new shares of Common Stock acquired upon exercise will have a tax basis equal to their fair market value on the date of exercise, and will have a holding period that will begin on the day the option is exercised. In the case of an optionee who is or was an employee, this compensation income will be subject to income and employment tax withholding. The Company generally will be entitled to a tax deduction in the year the option is exercised in an amount equal to the compensation income recognized by the optionee. Upon a subsequent disposition by an optionee of the Common Stock acquired upon the exercise of a non-statutory stock option, the optionee will recognize capital gain or loss equal to the difference between the sales proceeds received and the optionee’s tax basis in the Common Stock sold, which will be long-term or short-term, depending on the period for which the Common Stock was held.
      Restricted Stock. A participant who is granted restricted stock which is “nontransferable” and subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, will not, unless the participant makes the election described below, recognize any income upon the receipt of the Common Stock. However, at the times at which Common Stock is first transferable or the risk of forfeiture expires, the participant will recognize compensation income on the then fair market value of Common Stock. Furthermore, while the Common Stock remains restricted, any dividends paid on the Common Stock will be treated as compensation income to the participant and will be deductible by the Company as a compensation expense. A participant who is granted restricted stock may make an election under Section 83(b) of the Code (a “Section 83(b) Election”) to have the Common Stock received taxed as compensation income on the date granted, with the result that any future appreciation (or depreciation) in the value of the shares of Common Stock granted will be taxed as capital gain or loss upon a subsequent sale or exchange of the shares. A Section 83(b) Election must be made within 30 days of the date the restricted stock is granted. Any compensation income a participant recognizes from a grant of restricted stock will be subject to income and employment tax withholding. The Company will be entitled to a deduction in the same amount and in the same year as the compensation income recognized by the participant.
      Parachute Payments. All or part of an award which becomes payable or which vests by reason of a Change of Control may constitute an “excess parachute payment” within the meaning of Section 280G of the Code. The amount of the award received by a participant constituting an excess parachute payment would be subject to a 20% non-deductible excise tax, and that amount of compensation income would not be deductible by the Company.
      Certain Limitations on Deductibility of Executive Compensation. Section 162(m) of the Code generally disallows a tax deduction for the annual compensation in excess of $1 million paid to each of the chief executive officer and the other four most highly compensated officers of a Company. Compensation which qualifies as performance-based compensation is not included in applying this limitation. Under the 2005 Plan, the Committee may, but is not required to, grant awards that satisfy the requirements to constitute performance-based compensation.
      VOTE REQUIRED. Approval of the 2005 Plan requires the presence, in person or by proxy, of the holders of a majority of all the shares of Common Stock entitled to notice of and to vote at the Annual Meeting and the affirmative vote, in person or by proxy, of the holders of a majority of the shares of Common Stock represented and entitled to vote thereon at the Annual Meeting. Mr. Goodfriend has indicated his intention to vote his shares in favor of the approval and adoption of the 2005 Plan.
Your Board of Directors recommends a vote FOR
the approval of the 2005 Plan.

Item 3 —	Other Matters
General
      Management does not know of any other matters to be presented at the Annual Meeting for action by the Shareholders, other than those discussed in this proxy statement. However, if any other matter requiring a vote of the Shareholders is properly presented at the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is intended that votes will be cast pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.
Auditors
      Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) serve as the independent registered public accounting firm designated to audit the Company’s consolidated financial statements. The engagement of Deloitte & Touche is not being presented for approval by the Shareholders at the Annual Meeting; however, a representative from Deloitte & Touche is expected to be available to answer questions, if any, addressed to him or her at the Annual Meeting and will be given the opportunity to make a statement if such representative desires to do so.
      Fees paid to Deloitte & Touche during the last two fiscal years were as follows:

Audit Fees
      Professional fees and expenses for audit services provided during fiscal 2004 and fiscal 2003 were $1,043,000 and $386,000, respectively. Audit services consist primarily of the audit of the Company’s consolidated financial statements, including the reviews of the Company’s condensed consolidated financial statements included in its quarterly reports on Form 10-Q. For fiscal 2004, audit fees also included attestation services for compliance with Section 404 of the Sarbanes-Oxley Act of 2002, which aggregated $613,000. For fiscal 2004 and fiscal 2003, 100% of the fees were pre-approved by the Audit Committee.

Audit-Related Fees
      There were no audit-related services for fiscal 2004 or 2003.

Tax Fees
      The Company did not incur any professional fees and expenses for tax services during fiscal 2004. Professional fees and expenses for tax services provided during fiscal 2003 were $428,000. Tax services include professional services provided for tax compliance, tax advice and tax planning. Approximately 99% of the fees for fiscal 2003 were pre-approved by the Audit Committee.

All Other Fees
      Professional fees and expenses for all other services provided during fiscal 2004 and fiscal 2003 were $56,000 and $76,000, respectively. For fiscal 2004, other services consist primarily of consulting services related to a new subsidiary formed for the purpose of holding and managing gift card assets and software licencing fees. For fiscal 2003, other services consisted primarily of consulting services related to a new subsidiary formed for the purpose of holding and managing gift card assets and review of the Company’s insurance policies. For fiscal 2004 and 2003, 100% of the fees were pre-approved by the Audit Committee.
      The charter of the Audit Committee provides that the Audit Committee (i) approve the audit fees and other significant compensation to be paid to the independent auditors and (ii) approve, in advance, the retention and related fees of the independent auditors for any non-audit services and consider whether the provision of these other services is compatible with maintaining the auditors’ independence. The charter provides that this duty may be delegated to one or more designated members of the Audit Committee with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting. No such delegation of authority has been made at this time. Generally, the procedures for pre-approving all audit and non-audit services provided by the independent auditors include the Audit Committee reviewing a budget for audit services, audit-related services and tax services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are anticipated at the time the budget is submitted. The Audit Committee periodically monitors the services rendered by and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Audit Committee.

Shareholder Proposals for 2006 Annual Meeting
      In order to present a proposal at the Company’s annual meeting of Shareholders to be held in 2006, a Shareholder must provide advance written notice of the proposal to the Company at its principal executive offices no later than the close of business on March 31, 2006. If such proposal relates to amending the Bylaws, then advance notice must be provided to the Company at its principal executive offices no later than the close of business on January 15, 2006 and otherwise comply with the Bylaws. A copy of the Bylaws is available upon written request to the Secretary of the Company. If a Shareholder gives notice of a proposal after the applicable deadline, the Company’s proxy holders will have discretionary authority to vote on this proposal when and if raised at the 2006 annual meeting. In addition, all Shareholder proposals intended to be included in the Company’s proxy materials for the 2006 annual meeting must be received by the Company at its principal executive offices no later than the close of business on January 15, 2006 and must otherwise comply with the rules of the SEC for inclusion in the proxy materials.
Proxy Solicitation Costs
      The Company will pay the cost of the Annual Meeting and the cost of soliciting proxies in the accompanying form (including the cost of mailing the proxy material). The Company has engaged Corporate Communications, Inc. and Bowne of Atlanta, Inc. to distribute and solicit proxies for the Annual Meeting at an estimated cost of $35,000 (which amount includes mailing and shipping costs), plus reasonable expenses. The Company has requested that brokerage houses and other custodians, nominees and fiduciaries forward proxy and other soliciting materials to their principals, the beneficial owners of Common Stock, and will reimburse them for their reasonable out-of-pocket expenses.
Shareholders’ List
      A list of the Shareholders will be available at the Company’s corporate offices located at 400 Goody’s Lane, Knoxville, Tennessee, for inspection by Shareholders during regular business hours from May 2, 2005 to the date of the Annual Meeting. The list will also be available during the Annual Meeting for inspection by Shareholders who are present.

/s/ Edward R. Carlin

Edward R. Carlin
Secretary
May 17, 2005

APPENDIX A
GOODY’S FAMILY CLOTHING, INC.
2005 STOCK INCENTIVE PLAN
      1) Purpose. Goody’s Family Clothing, Inc. (the “Company”) has adopted this Goody’s Family Clothing, Inc. 2005 Stock Incentive Plan (the “2005 Plan”) to secure and retain the services of directors and key employees of the Company and its subsidiary corporations, (the “Subsidiaries”) (within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”)) by providing them with incentives using the common stock, no par value per share, of the Company (the “Common Stock”). The Board of Directors of the Company (the “Board”) believes this 2005 Plan will promote personal interest in the welfare of the Company by, and provide incentives to, the individuals who are primarily responsible both for the regular operations, and for shaping and carrying out the long term plans of the Company, thus facilitating the continued growth and financial success of the Company.
      2) Administration. The Board shall appoint at least two of its members to a committee (the “Committee”) that will administer this 2005 Plan and who shall serve at the discretion of the Board. The Committee may be the Compensation Committee of the Board if the Board so chooses.
      Subject to the express provisions of this 2005 Plan, the Committee shall have complete authority, in its discretion, to determine with respect to all options to acquire Common Stock (“Options”) and all Common Stock awarded that may be subject to certain restrictions and to a risk of forfeiture (“Restricted Stock”): (a) the directors and key employees of the Company and any Subsidiaries to whom, and the times when, it shall grant Options or award Restricted Stock; (b) the exercise price of Options or the restrictions or risk of forfeiture applicable to any Restricted Stock; (c) whether the Options to be granted shall be designated as incentive stock options, as defined in Section 422 of the Code (“Incentive Stock Options”); (d) the number of shares of Common Stock to be subject to any Option or awarded as Restricted Stock; (e) the time and duration of the period of exercise of each Option and the terms and conditions for payment of the exercise price, including whether the exercise price of an Option may be paid, in cash, Common Stock, or other property; and (f) all other terms and conditions of any Option or Restricted Stock granted under the 2005 Plan (including, but not limited to, restrictions as to transferability or forfeiture, exercisability or settlement of an Option and waivers, accelerations or modifications to, and restrictions on, restrictions and risks of forfeiture relating to any Restricted Stock), based in each case on such considerations as the Committee shall determine. In addition, the Committee may correct any defect or supply any omission or reconcile any inconsistency in the 2005 Plan, adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the 2005 Plan and make all other determinations as it may deem necessary or advisable for the administration of the 2005 Plan, all of which determinations shall be conclusive and binding on all persons.
      In exercising, or declining to exercise, any grant of authority or discretion hereunder, the Committee may consider or ignore such factors or circumstances and may accord such weight to such factors and circumstances as the Committee alone and in its sole judgment deems appropriate and without regard to the effect such exercise, or declining to exercise such grant of authority or discretion, would have upon the affected “Participant” (as defined below in Section 3 hereof), any other Participant, any employee, the Company, any Subsidiary, any stockholder or any other person.
      3) Eligibility. The individuals eligible to be granted Options and awarded Restricted Stock pursuant to the 2005 Plan shall be the key employees of the Company and its Subsidiaries and those directors who are not employees of the Company or any Subsidiary (the “Non-Employee Directors”) (collectively, the “Participants”); provided, however, that an Incentive Stock Option may only be granted to key employees of the Company or its Subsidiaries and Formula Options (as defined in Section 6) may only be granted to Non-Employee Directors. Subject to the limits set forth in this 2005 Plan, the Committee at any time may grant additional Options or award additional Restricted Stock to Non-Employee Directors or key employees to whom the Committee had previously granted Options or awarded Restricted Stock, so that a Participant may hold more than one Option or multiple awards of Restricted Stock at the same time.

      4) Stock Subject to the 2005 Plan. Subject to the provisions of Section 10 hereof, an aggregate of 975,000 shares of Common Stock may be issued pursuant to the exercise of Options granted under the 2005 Plan or awarded as Restricted Stock, increased for shares of Stock that are represented by awards outstanding under the Goody’s Family Clothing, Inc. Amended and Restated 1997 Stock Option Plan (as amended to date, the “1997 Plan”) on the effective date of this 2005 Plan that are subsequently forfeited, canceled or expire unexercised under the 1997 Plan. No Participant may be granted Options to purchase in excess of 500,000 shares of Common Stock during any fiscal year of the Company, and no Participant may be awarded in excess of 200,000 shares of Common Stock as Restricted Stock during any fiscal year of the Company. If any Option (or an outstanding option under the 1997 Plan) is canceled, expires or terminates without the Participant exercising it in full or if any shares of Common Stock awarded as Restricted Stock shall be forfeited, the Committee may grant Options or award Restricted Stock with respect to those un-purchased or forfeited shares of Common Stock to that same Participant or to another Participant; provided, however, that in the case of an Option which is canceled in the same fiscal year in which it is granted, in determining whether a Participant has received Options to purchase the maximum number of shares of Common Stock he is entitled to receive during such fiscal year, both the canceled Option and any other Option issued to such Participant during such fiscal year shall be treated as outstanding.
      5) Terms and Conditions of Options. Each Option granted pursuant to this 2005 Plan shall be authorized by the Committee and shall be granted subject to the following terms and conditions:
      The price at which each share of Common Stock may be purchased pursuant to the Option shall not be less than the “Fair Market Value” (as defined below) of a share of Common Stock on the date of grant of the Option.
      The Committee shall determine the time or times at which an Option may be exercised in whole or in part, whether the exercise of an Option is to be conditioned on the Participant’s agreement to remain an employee of and/or to otherwise render services to the Company or any of its Subsidiaries for a period of time as shall be specified, whether the exercise price for an Option shall be paid in cash, by the surrender at Fair Market Value of Common Stock, by any combination of cash and shares of Common Stock, including, without limitation, cash, Common Stock, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis), the means or methods of payment (including by “attestation” and through “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by which, or the time or times at which, Common Stock will be delivered or deemed to be delivered to Participants upon the exercise of such Option.
      The Committee shall determine the term of each Option, but in no event shall the term of any Option exceed a period of ten years from the date of its grant.
      The Committee shall specify if the Option is an Incentive Stock Option, but no Option designated as an Incentive Stock Option shall be granted more than ten years after the Effective Date of the 2005 Plan.
      Each Option shall be evidenced by a written agreement (each an “Agreement”), the terms of which need not be identical, in the form and containing such terms and conditions not inconsistent with the 2005 Plan as the Committee from time to time may determine.
      The “Fair Market Value” of a share of Common Stock on a given date shall be (a) if the Common Stock is then listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or The Nasdaq SmallCap Market, the last reported sales price of a share of Common Stock for the trading day immediately preceding such date as reported on such exchange or such market, as the case may be; (b) if the Common Stock is not then listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or The Nasdaq SmallCap Market, the average of the last reported closing bid and asked quotation for a share of Common Stock as reported on the Automated Quotation System of NASDAQ or a similar service if NASDAQ is not reporting such information for the trading day immediately preceding such date; (c) if the Common Stock is not then listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or The Nasdaq SmallCap Market or quoted by NASDAQ or a similar service, the average of the last reported bid and asked quotation for a share of Common Stock as quoted by a market maker in the Common Stock for the trading day immediately preceding such date (or if there is more than one market maker, the bid and asked quotation shall be obtained from two market makers and the average of the lowest bid and highest asked quotation shall be the “Fair Market Value”); or (d) if the Common Stock is not then listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or The Nasdaq SmallCap Market or quoted by NASDAQ and there is no market maker in the Common Stock, the fair market value of a share of Common Stock as determined by the Committee in good faith.
      6) Formula Grants to Non-Employee Directors. Each person who is first elected as a Non-Employee Director after the “Effective Date” (as defined in Section 8 hereof) shall be granted an Option to acquire 15,000 shares of Common Stock as of the date he or she first commences service as a director at a per share exercise price equal to the Fair Market Value (as defined above in Section 5 hereof) of a share of Common Stock on such date. In addition, each Non-Employee Director shall be granted an Option each year on the date of the first Board meeting following each annual meeting of shareholders, commencing with the annual meeting of shareholders of the Company first held after the Effective Date, to acquire 3,000 shares of Common Stock at a per share exercise price equal to the Fair Market Value of a share of Common Stock on the date of that first Board meeting, provided such individual is a director of the Company on such date. The Options granted pursuant to this Section 6 are referred to herein as “Formula Options.” Notwithstanding any other provision of this 2005 Plan, the provisions of this Section 6 and of the Agreement with respect to any Formula Option may not be amended more than once every six months, other than to conform it with changes in the Code, the Employee Retirement Income Security Act of 1974, or any rules promulgated under either of the foregoing.
      7) Restricted Stock. The Committee is authorized to award to Participants shares of Restricted Stock on the following terms and conditions:
      Restricted Stock awarded to a Participant shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, and restrictions on transferability and such other restrictions for such periods as the Committee may establish. Additionally, the Committee shall establish at the time of such award of Restricted Stock whether the risk of forfeiture and any restrictions shall lapse separately or in combination, the time or times at which such risk of forfeiture and restrictions shall lapse, the circumstances under which such risk of forfeiture and restrictions shall lapse and such other terms and provisions related to the risk of forfeiture and restrictions as the Committee may determine.
      Restricted Stock shall be forfeitable to the Company by the Participant upon termination of employment during the applicable restricted periods. The Committee, in its discretion, whether in an agreement or anytime after an award of Restricted Stock is made, may accelerate the time at which restrictions or forfeiture conditions will lapse, or may remove any other requirement upon the death, disability, retirement or otherwise of a Participant, whenever the Committee determines that such action is in the best interests of the Company.
      Restricted Stock granted under the 2005 Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, such certificates may bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock.
      Subject to the terms and conditions of the agreement evidencing the award of Restricted Stock, the Participant shall have all the rights of a shareholder of the Company (individually a “Shareholder” and collectively the “Shareholders”) with respect to shares of Restricted Stock awarded to him or her, including, without limitation, the right to vote such shares and the right to receive all dividends or other distributions made with respect to such shares. If any such dividends or distributions are paid in Common Stock, the Common Stock shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which the Common Stock has been distributed.
      8) Term of 2005 Plan. The 2005 Plan shall be submitted to the Shareholders of the Company for approval within 12 months of the adoption of this 2005 Plan by the Board. No Option shall be exercisable nor shall the restrictions on any Restricted Stock lapse prior to the receipt of such Shareholder approval. Unless

Shareholder approval is obtained within said twelve-month period, this 2005 Plan and all outstanding Options and any Restricted Stock granted hereunder shall be rendered immediately void and of no effect or shall be forfeited to the Company, as the case may be.
      The effective date of this 2005 Plan shall be the date Shareholders approve this 2005 Plan (the “Effective Date”), and this 2005 Plan shall terminate 10 years after that date. The Committee may grant Options or award Restricted Stock pursuant to this 2005 Plan at any time on or between the Effective Date and that termination date, subject to the other provisions contained herein.
      9) Withholding Taxes. Whenever the Company proposes or is required to issue shares of Common Stock pursuant to the exercise of an Option, the holder of Common Stock acquired upon the exercise of an Incentive Stock Option makes a disqualifying disposition (within the meaning of Section 421(b) of the Code), a recipient of Restricted Stock makes the election permitted to be made under Section 83(b) of the Code or any Restricted Stock shall cease to be subject to restrictions on transfer or forfeiture, the Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy any federal, state and local withholding and other tax due prior to the delivery of any certificate or certificates for such shares of Common Stock or the removal of any legends or restrictions thereon. The Company is authorized to take such other action as may be provided in the applicable Agreement or as the Committee may otherwise deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Option or Restricted Stock. This authority shall include authority to withhold or receive Common Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations. Withholding of taxes in the form of shares of Common Stock upon the exercise of any Option shall not occur at a rate that exceeds the minimum required statutory federal and state withholding rates.
      10) Changes in Capitalization. In the event that the Committee shall determine that any stock dividend, recapitalization, forward split or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, or other similar corporate transaction or event, affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the 2005 Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Common Stock which may thereafter be issued in connection with Options or awarded as Restricted Stock, (ii) the number and kind of shares of Common Stock issuable in respect of outstanding Options and the exercise price thereof, (iii) the aggregate number and kind of shares of Common Stock available under the 2005 Plan, and (iv) the number and kind of shares of Common Stock granted as Formula Options pursuant to Section 6; provided, however, in each case, that no adjustment shall be made that would cause the 2005 Plan to violate Section 422(b)(1) of the Code with respect to Incentive Stock Options or that would adversely affect the status of any Option as “performance-based compensation” under Section 162(m) of the Code.
      The Committee shall not issue fractional shares of Common Stock as a result of any of these changes and shall eliminate from the outstanding Options any fractional shares of Common Stock that result from such a change. The Committee shall not adjust outstanding Options for cash dividends or the issuance of rights to subscribe for additional stock or securities of the Company.
      11) Mergers or Consolidations; Sale of the Company. Except as provided in the following paragraph, after any merger of one or more corporations into the Company, any merger of the Company into another corporation, any consolidation of the Company and one or more other corporations, or any other corporate reorganization to which the Company is a party that involves any exchange, conversion, adjustment or other modification of the outstanding Options, each holder of an Option shall receive at no additional cost upon the exercise of his Option subject to any required action by Shareholders and in lieu of the number of shares of Common Stock as to which he would otherwise exercise the Option, the number and class of shares of stock or other securities or any other property (including cash) to which the terms of the agreement of merger, consolidation or other reorganization would entitle the holder of an Option to receive, if, at the time of the merger, consolidation or other reorganization, the holder of an Option had been a holder of record of the number of shares of Common Stock as to which he could exercise the Option. Comparable rights shall accrue to each holder of an Option in the event of successive mergers, consolidations or other reorganizations.
      In the event of a “Sale of the Company” (as hereinafter defined) in which the purchaser of the Company does not agree to the assumption of the Options, each outstanding Option shall become exercisable immediately prior to the Sale of the Company and shall terminate upon the consummation of the Sale of the Company. “Sale of the Company” shall mean (i) the approval by the Shareholders of the Company of a reorganization, merger or consolidation, in each case with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and the Company’s voting securities outstanding immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, a majority or more of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such reorganization, merger or consolidation, in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Common Stock and the Company’s voting securities, respectively; or (ii) the approval by the Shareholders of (a) a complete liquidation or dissolution of the Company or (b) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which following such sale or other disposition, a majority or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and the Company’s voting securities outstanding immediately prior to such sale or other disposition, in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Common Stock and the Company’s voting securities, respectively.
      Notwithstanding anything contained to the contrary herein but subject, however, to the provisions set forth in the first paragraph of this Section 11, upon the occurrence of “Change of Control of the Company” (as hereinafter defined) all Options granted under the 2005 Plan that are outstanding and not yet vested will become immediately 100% vested effective on a Change of Control Date (as hereinafter defined) and shall be thereafter exercisable in accordance with the terms of the 2005 Plan (including, without limitation, as provided in Sections 5 and 6) and any applicable award agreement.
      A “Change of Control of the Company” shall mean and shall be deemed to have occurred if any person or group (within the meaning of Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended), other than Robert M. Goodfriend, members of his immediate family, his affiliates, trusts or private foundations established by or on his behalf, and the heirs, executors or administrators of Robert M. Goodfriend, shall acquire in one or a series of transactions, whether through sale of stock or merger, more than 50% of the outstanding voting securities of the Company or any successor entity of the Company or the Shareholders shall approve a sale of all or substantially all of the Company’s assets or a complete liquidation or dissolution of the Company. A “Change of Control Date” shall mean the closing date on which a Change of Control of the Company shall have occurred, or in the case of a sale of all or substantially all of the Company’s assets or complete liquidation or dissolution of the Company, the date on which Shareholder approval is obtained.
      The manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any adjustment may provide for the elimination of any fractional shares of Common Stock which might otherwise become subject to, or which could be acquired upon exercise of, an Option.
      12) Rights as a Shareholder. Until an Option has been exercised and payment of the exercise price for, and any withholding tax obligations with respect to, all shares of Common Stock purchased pursuant to the exercise of the Option has been received by the Company in accordance with the terms of the applicable Agreement, the holder of the Option shall have no rights as a Shareholder with respect to the shares of Common Stock subject to the Option. The Company shall make no adjustment to the shares of Common

Stock for any dividends or distributions or other rights for which the record date is prior to the issuance of that stock certificate, except as this 2005 Plan otherwise provides.
      13) Assignability. No Option, Restricted Stock or other right or interest of a Participant under the 2005 Plan shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such Participant to, any party, other than the Company or any Subsidiary, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution, and such Option, Restricted Stock and rights shall be exercisable during the lifetime of the Participant only by the Participant or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may, in its discretion, provide that an Option and Restricted Stock of a Participant granted pursuant to the 2005 Plan (other than an Incentive Stock Option) may be transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners. The Committee may attach to such transferability feature such terms and conditions as it deems advisable.
      14) The Right of the Company to Terminate Employment. No employee or director shall have any claim or right to receive an Option or be awarded Restricted Stock under the 2005 Plan. Neither the 2005 Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or any Subsidiary or be viewed as requiring the Company to continue the services of any individual as a director for any period. There is no obligation for uniformity of treatment among Participants.
      15) Amendment and Termination. The Board at any time may amend or terminate this 2005 Plan without Shareholder approval; provided, however, that the Board may condition any amendment on the approval of the Shareholders if such approval is necessary or advisable with respect to tax (including Sections 162(m) and 422 of the Code), securities or other applicable laws and rules and regulations to which the Company, this 2005 Plan, optionees or eligible employees and/or directors are subject. No amendment or termination of this 2005 Plan shall adversely affect the rights of any Participant with regard to outstanding Options or any Restricted Stock theretofore awarded without his consent.
      16) General Restriction. Notwithstanding anything contained herein or in any of the Agreements to the contrary, no purported exercise of any Option granted pursuant to this 2005 Plan shall be effective without the approval of the Committee, which may be withheld to the extent that the exercise, either individually or in the aggregate together with the exercise of other previously exercised stock options and/or offers and sales pursuant to any prior or contemplated offering of securities, would, in the sole and absolute judgment of the Committee, require the filing of a registration statement with the United States Securities and Exchange Commission or with the securities commission of any state. The Company shall avail itself of any exemptions from registration contained in applicable federal and state securities laws which are reasonably available to the Company on terms which, in the Committee’s sole and absolute discretion, it deems reasonable and not unduly burdensome or costly. Each holder shall, prior to the exercise of an Option, deliver to the Company such information, representations and warranties as the Committee may reasonably request in order for the Committee to be able to satisfy itself that the share of Common Stock to be acquired pursuant to the exercise of an Option are being acquired in accordance with the terms of an applicable exemption from the securities registration requirements of applicable federal and state securities laws.
      17) Choice of Law. The 2005 Plan and the Agreements shall be governed by the laws of the State of Tennessee (determined without regard to the choice of law principals thereof).

PROXY

GOODY’S FAMILY CLOTHING, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated May 16, 2005, and does hereby appoint Robert M. Goodfriend and Regis J. Hebbeler, or either of them, with full power of substitution, as proxy or proxies of the undersigned to represent the undersigned and to vote all shares of Common Stock of Goody’s Family Clothing, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m. (EDT) on Wednesday, June 15, 2005 at the Company’s corporate headquarters located at 400 Goody’s Lane, Knoxville, Tennessee, and at any adjournment(s) or postponement(s) thereof, hereby revoking all proxies heretofore given with respect to such stock.

     This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder. If no direction is made, it will be voted in favor of the nominees for director herein and the approval of the Goody’s Family Clothing, Inc. 2005 Stock Incentive Plan.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

☒	Please mark votes as in this example.	#GFC

Your Board recommends a vote FOR the election of the nominees below as Class I Directors and FOR the approval of the Goody’s Family Clothing, Inc. 2005 Stock Incentive Plan.
							FOR	WITHHOLD	ABSTAIN
1.	Election of Directors: To elect two Class I Directors (for a term expiring at the 2008 Annual Meeting of Shareholders). Nominees: (01) Irwin L. Lowenstein and (02) Cheryl L. Turnbull				2.	Approval of the Goody’s Family Clothing, Inc. 2005 Stock Incentive Plan.	☐	☐	☐
	FOR ALL NOMINEES (Except as marked to the contrary below)	☐	☐	WITHHOLD AUTHORITY TO VOTE FOR NOMINEES LISTED ABOVE	3.	In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

☐
(Instructions: to withhold authority to vote for any individual nominee, write that nominee’s name in the space provided above.)
Please sign exactly as name(s) appears hereon, and when signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If the signer is a corporation, sign the full corporate name by a duly authorized officer. When shares are held by joint tenants, both should sign.

					PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.

Signature:	Date:	Signature:	Date: